                                                                    EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Torch Energy Advisors Incorporated and Subsidiaries
As of December 31, 2000 and 1999

              Torch Energy Advisors Incorporated and Subsidiaries

                       Consolidated Financial Statements

                       As of December 31, 2000 and 1999

                                    CONTENTS
Report of Independent Auditors......................................................    1
Independent Auditors' Report........................................................    2

Audited Financial Statements

Consolidated Balance Sheets..........................................................   3
Consolidated Statements of Operations................................................   5
Consolidated Statements of Stockholder's Equity (Deficit) ...........................   6
Consolidated Statements of Cash Flows................................................   7
Notes to Consolidated Financial Statements...........................................   9


                         Report of Independent Auditors

The Board of Directors
Torch Energy Advisors Incorporated

We have audited the accompanying consolidated balance sheet of Torch Energy Advisors Incorporated and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at Decmeber 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                            ERNST & YOUNG, LLP
Houston, Texas
March 28, 2001

                          Independent Auditors' Report

The Board of Directors
Torch Energy Advisors Incorporated

We have audited the accompanying consolidated statement of operations, stockholder's equity and cash flow of Torch Energy Advisors Incorporated and Subsidiaries for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flow for the year ended December 31, 1998 of Torch Energy Advisors Incorporated and Subsidiaries in conformity with accounting principles generally accepted in the U.S.


Houston, Texas                                   KPMG LLP
March 30, 1999

              Torch Energy Advisors Incorporated and Subsidiaries

                          Consolidated Balance Sheets

                                                                                        December 31
                                                                                  2000                1999
                                                                               ---------            ---------
                                                                                   (amounts in thousands)
Assets
Current assets:
 Cash and cash equivalents                                                      $  7,892            $   6,530
 Restricted cash                                                                  10,463                    -
 Accounts receivable - product marketing                                          71,900               51,702
 Accounts receivable - joint interest billing                                      7,219                4,307
 Accounts receivable - oil and gas and other                                      24,209               17,736
 Notes receivable                                                                 16,897               38,812
 Assets from price risk management activities                                     35,812                7,237
 Due from affiliates, net                                                              -                5,739
 Other current assets                                                             16,005                7,580
                                                                                --------             --------
Total current assets                                                             190,397              139,643

Property and equipment, at cost:
 Oil and gas (successful efforts method)                                           4,760               12,353
 Other fixed assets                                                               18,559               13,435
                                                                                --------             --------
                                                                                  23,319               25,788

 Accumulated depreciation, depletion and amortization                            (12,017)             (10,913)
                                                                                --------             --------
                                                                                  11,302               14,875

Notes receivable                                                                   1,881                1,908
Investment in marketable securities                                                1,575                1,489
Equity investments                                                                 1,661                2,038
Investments at cost                                                                  249                  245
Other assets (Note 7)                                                             40,937                1,932
                                                                                --------             --------
Total assets                                                                    $248,002             $162,130
                                                                                ========             ========


                                                                                        December 31
                                                                                  2000                1999
                                                                               ---------            ---------
                                                                                   (amounts in thousands)
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
 Accounts payable - product marketing                                           $ 78,287             $ 55,806
 Accounts payable and accrued liabilities                                         28,730               13,490
 Liabilities from price risk management activities                                37,774                7,666
 Due to affiliates, net                                                            1,439                    -
 Note payable to bank                                                             20,733               41,689
 Note payable to other                                                               471
 Revenue, royalty and production taxes payable                                    14,935               12,565
                                                                                --------             --------
Total current liabilities                                                        182,369              131,216

Other long-term liabilities (see Note 12)                                         25,960                7,388
Note payable to bank                                                              17,000                8,200
Note payable to affiliate                                                         10,000                    -
Note payable to other                                                                288                    -
Senior subordinated note payable - affiliate                                      25,500               25,500
Commitments and contingencies

Stockholder's equity (deficit):
 Common stock, par value $1.00,
  1,000 shares authorized, issued and outstanding                                      1                    1
 Warrants                                                                            116                    -
 Additional paid-in capital                                                        1,999                1,999
 Accumulated comprehensive income - unrealized gain (loss) in value
  of investment in equity securities, net                                             19                 (779)
 Accumulated deficit                                                              (8,125)              (7,101)
 Due from stockholder                                                             (7,125)              (4,294)
                                                                                --------             --------
Total stockholder's  deficit                                                     (13,115)             (10,174)
                                                                                --------             --------
Total liabilities and stockholder's  deficit                                    $248,002             $162,130
                                                                                ========             ========

See accompanying notes.

              Torch Energy Advisors Incorporated and Subsidiaries

                     Consolidated Statements of Operations

                                                                            Year ended December 31
                                                                 2000                1999                1998
                                                             ------------        ------------        ------------
                                                                             (amounts in thousands)

Revenues:
 Oil and gas revenues                                           $15,979             $ 13,528              $15,064
 Product marketing and other trading, net                         3,805                1,627                4,424
 Service fees                                                    43,836               23,574               23,125
 Operating fees                                                  10,740               13,234                8,485
 Interest and other income                                        1,785                7,280                5,559
 Gain on sale of assets                                          16,026                  234                  343
                                                                -------             --------              -------
Total revenues                                                   92,171               59,477               57,000

Costs and expenses:
 Oil and gas operating expenses                                   7,384                8,018                8,272
 Depreciation, depletion and amortization                        11,593                5,687                3,567
 General and administrative expenses                             66,423               44,617               38,963
 Provision for credit losses                                      1,020                4,530                    -
 Interest expense                                                 9,058                6,676                3,683
 Other expense                                                      374                  437                  490
                                                                -------             --------              -------
Total costs and expenses                                         95,852               69,965               54,975

Impairment and equity losses of investees                        (1,980)              (7,379)              (2,174)
                                                                -------             --------              -------

Income (loss) before minority interest, income
 taxes and cumulative effect of change in
 accounting principles                                           (5,661)             (17,867)                (149)
Minority interest                                                 3,126                1,014               (1,038)
Income taxes                                                      3,510                    -                    -
                                                                -------             --------              -------
Income (loss) before cumulative effect of change
 in accounting principles                                           975              (16,853)              (1,187)

Cumulative effect of change in accounting
 principles for energy trading and risk management
 activities                                                           -                  323                    -
                                                                -------             --------              -------
Net income (loss)                                               $   975             $(16,530)             $(1,187)
                                                                =======             ========              =======



See accompanying notes.

              Torch Energy Advisors Incorporated and Subsidiaries

          Consolidated Statements of Stockholder's Equity (Deficit)

                  As of December 31, 2000, 1999, and 1998
                          (amounts in thousands)

                                                                             UNREALIZED
                                                                           GAIN (LOSS) IN
                                                                              VALUE OF                                   TOTAL
                                                                            INVESTMENT IN                            STOCKHOLDER'S
                                      COMMON STOCK               PAID-IN       EQUITY         RETAINED     DUE FROM    (DEFICIT)
                                    SHARES   AMOUNT   WARRANTS   CAPITAL   SECURITIES, NET    EARNINGS    STOCKHOLDER   EQUITY
                                -------------------------------------------------------------------------------------------------

Balance, December 31, 1997               1     $  1   $      -    $1,999       $ 394    $ 13,907        $(1,850)    $ 14,451
Dividends paid                           -        -          -         -           -        (627)             -         (627)
Advances to stockholder                  -        -          -         -           -           -         (1,117)      (1,117)
Comprehensive loss:
 Unrealized loss in value of
  investment in equity securitie         -        -          -         -       (910)           -              -         (910)
Net loss                                 -        -          -         -           -      (1,187)             -       (1,187)
                                                                                                                    --------
Total comprehensive loss                                                                                              (2,097)
                                ----------   ------   --------   -------    --------    --------       --------     --------
Balance, December 31, 1998               1        1          -     1,999       (516)      12,093         (2,967)      10,610
Dividends paid                           -        -          -         -           -      (2,664)             -       (2,664)
Advances to stockholder                  -        -          -         -           -           -         (1,327)      (1,327)
Comprehensive loss:
 Unrealized loss in value of
  investment in equity securities        -        -          -         -       (263)           -              -         (263)
Net loss                                 -        -          -         -           -     (16,530)             -      (16,530)
                                                                                                                    --------
Total comprehensive loss                                                                                             (16,793)
                                ----------   ------   --------   -------    --------    --------       --------     --------
Balance, December 31, 1999               1        1          -     1,999       (779)      (7,101)        (4,294)     (10,174)
Dividends paid                           -        -          -         -           -      (2,000)             -       (2,000)
Advances to stockholder                  -        -          -         -           -           -         (2,830)      (2,831)
Issuance of warrants to customers        -        -        116         -           -           -              -          116
Comprehensive income:
 Unrealized gain in value of
  investment in equity securities        -        -          -         -         798           -              -          798
Net income                               -        -          -         -           -         975              -          975
                                                                                                                    --------
Total comprehensive income                                                                                             1,773
                                ----------   ------   --------   -------    --------    --------       --------     --------
Balance, December 31, 2000               1       $1       $116    $1,999       $  19    $ (8,125)       $(7,125)    $(13,115)
                                ==========   ======   ========   =======    ========    ========       ========     ========

See accompanying notes.

              Torch Energy Advisors Incorporated and Subsidiaries

                     Consolidated Statements of Cash Flows

                                                                         Year ended December 31
                                                               2000                1999              1998
                                                            ----------          ----------        ----------
                                                                         (amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                             $    975           $(16,530)          $ (1,187)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
   Depreciation, depletion and amortization                     11,593              5,687              3,567
   Impairment and equity losses in investees                     1,980              7,379              2,174
   Minority interest                                            (4,303)            (1,014)             1,038
   Provision for credit losses                                       -              4,530                  -
   Price risk management activities                              1,533              1,118                  -
   Deferred income taxes                                        (3,413)                 -                  -
   Gain on sale of assets                                      (16,026)              (234)              (343)
   Issuance of warrants                                             63                  -                  -
   Noncash sales incentive                                         405                  -                  -
   Changes in assets and liabilities net of effects
    of acquisitions accounted for under the
    purchase method of accounting:
      Accounts receivable                                      (28,935)             4,224              8,766
      Due from/to affiliates                                     7,178              2,259             (5,105)
      Other current assets                                      (8,352)            (2,486)            (1,950)
      Accounts payable and accrued liabilities                  37,520             (5,793)            (9,572)
      Revenue, royalty and production taxes payable              2,370            (19,352)             1,401
     Other                                                        (580)              (517)            (1,445)
                                                               -------           --------           --------
Net cash flows provided by (used in) operating
 activities                                                      2,008            (20,729)            (2,656)


CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash                                                (10,463)                 -                  -
Notes receivable from officers                                       -                461                567
Notes receivable                                                21,482             (8,044)           (24,609)
Proceeds from the sale of assets                                28,026                318                408
Investment in property and equipment                           (11,952)            (7,706)            (6,535)
Investment in equity investees                                  (2,450)            (2,950)            (3,679)
Investments at cost                                                 (4)              (250)                 -
Investments in available for sale securities                         -               (114)                 -
Payment for purchase of Petroleum Financial Inc.
 (net of cash acquired)                                              -                  -             (1,207)
Payment for purchase of Torch Rig Services Onshore
 (net of cash acquired)                                           (220)                 -                  -
Acquisition of Oracle Energy Upstream Software                  (9,009)                 -                  -
Distributions from investments in affiliates                       686                  -                 16
                                                               -------           --------           --------
Net cash flows provided by (used in) investing
 activities                                                     16,096            (18,285)           (35,039)


              Torch Energy Advisors Incorporated and Subsidiaries


                                                                         Year ended December 31
                                                               2000                1999              1998
                                                            ----------          ----------        ----------
                                                                         (amounts in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable to bank                            $  1,704           $  5,412           $ 25,663
Proceeds from line of credit with bank                          38,200              9,200                  -
Proceeds from note payable                                         300                  -                  -
Repayment of line of credit with bank                          (28,900)            (1,000)                 -
Repayment of note payable to bank                              (23,160)                 -                (60)
Repayment of note payable                                          (56)                 -               (141)
Payment of dividend                                             (2,000)            (2,664)              (627)
Advances to stockholder (net)                                   (2,830)            (1,327)            (1,117)
                                                              --------           --------           --------
Net cash flows provided by financing activities                (16,742)             9,621             23,718
                                                              --------           --------           --------
Net increase (decrease) in cash and cash equivalents             1,362            (29,393)           (13,977)
Cash and cash equivalents at beginning of year                   6,530             35,923             49,900
                                                              --------           --------           --------
Cash and cash equivalents at end of year                      $  7,892           $  6,530           $ 35,923
                                                              ========           ========           ========

Supplemental disclosures of cash flow information:
 Cash paid during the period for:
   Interest                                                   $  3,359           $  2,207           $  2,330
                                                              ========           ========           ========
   Income taxes                                               $     25           $     84           $    454
                                                              ========           ========           ========

See accompanying notes.

              Torch Energy Advisors Incorporated and Subsidiaries

1. ORGANIZATION

Torch Energy Advisors Incorporated and its Subsidiaries ("TEAI" or the "Company") provide an extensive array of specialized outsourcing services to companies primarily in the energy industry. Services include accounting and finance, information technology, procurement, oil and gas operations, hydrocarbon marketing, energy price risk management, and property acquisitions and divestitures. TEAI in the past also provided growth capital, in the form of mezzanine finance and equity capital, to independent oil and gas producers. The Company has interests in and receives revenues from oil and gas producing activities. Operations for the Company are headquartered in Houston, Texas, with operational district offices in Texas, Oklahoma, California, Alabama and Colorado.

Until September 1996, TEAI (the "Predecessor" when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark Corporation ("Torchmark"), an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor's executive management, through the formation of Management Holding Company ("MHC") and Torch Acquisition Company ("TAC"), purchased TEAI from Torchmark ("the Management Buyout") (see Note 8). Torchmark retained a warrant for 10% of TAC's common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI's executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of TEAI, its wholly owned subsidiaries and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

INVESTEES AND SUBSIDIARIES

Effective November 1, 1996, Torch Energy Marketing, Inc. ("TEMI"), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acted as a manager and owned 50% interest in this venture. As the Company effectively controlled the venture through management contracts and execution of the day-to-day operating and financial decisions, the activities for this venture are included in the financial statements with the unaffiliated party's interest reflected as minority interest through May 1, 2000. Effective that date, the Company

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

acquired the 50% of this venture it did not already own. Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company paid $375,000 to obtain a 75% interest in TPC. The activities of TPC subsequent to the acquisition were consolidated in the financial statements with the unaffiliated parties' interest reflected as a minority interest. In January 1999 the Company sold a 25% interest in TPC, resulting in the Company changing the accounting method for its investment in TPC to the equity method. Prior activities of TPC are not material. The Company has guaranteed a $750,000 note payable of TPC that matures December 5, 2001.

Torch Energy Finance Fund LPI ("TEFF"), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company ("TEFC"), a wholly owned subsidiary, serves as the sole general partner (10%) and the Company serves as the sole limited partner (90%). Activities for TEFF are consolidated in the Company's financial statements. Advances to third party oil and gas companies are recorded as notes receivable. In November 2000, TEFF sold its interest in ARI Development, LLC, an investee, previously accounted for under the equity method.

The Company has a limited partnership interest in Southern Missouri Gas Company, L.P. ("SMGC"), a local natural gas distribution company located in Missouri which is accounted for under the equity method.

The Company evaluates its loans and equity investments for impairment and, if indicated, records a valuation allowance or a write down as appropriate.

Novistar, a wholly owned subsidiary, was formed on April 24, 1998 and commenced operations effective January 1, 1999, upon contribution by the Company of all assets and liabilities related to the operations of Novistar, consisting primarily of software and computer equipment. Novistar provides business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology and procurement and inventory management. On February 18, 2000, Novistar acquired from Oracle Corporation ("Oracle") the Oracle Energy Upstream business, which specializes in

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 19.9% interest in Novistar (see Note 10). Activities for Novistar are consolidated in the Company's financial statements with Oracle's interest reflected as minority interest.

Effective June 3, 1998, the Company formed a limited liability company, Torch Drilling Services, L.L.C. ("Torch Drilling"), for the purpose of acquiring a license to conduct short radius drilling technology. Activities for Torch Drilling were consolidated in the Company's financial statements until December 1999. In March 2000, September 2000 and November 2000, the Company sold 19%, 14% and 18% interests, respectively, in Torch Drilling, resulting in the Company changing the accounting method for its investment in Torch Drilling to the equity method. Since the amounts are not material the prior period financial statements were not restated to reflect the change in consolidation policy.

Effective December 15, 1998, the Company purchased Petroleum Financial, Inc. ("PFI"), a privately held provider of accounting and information technology outsourcing services to mid-market oil and gas companies. The Company paid $1.25 million to obtain PFI's existing client base and to expand the Company's ability to reach new clients. The activities of PFI subsequent to the acquisition were consolidated in the financial statements. In September 2000, the Company transferred to Novistar the stock of PFI at book value, effective as of January 2000.

Torch Rig Services, Inc., a wholly owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services to third parties. Activities for Torch Rig Services, Inc. are consolidated in the Company's financial statements.

Effective February 29, 2000, the Company formed Torch Energy TM, Inc. ("TETM"), to conduct energy product marketing activities. Activities for TETM are consolidated in the Company's financial statements.

Effective October 2, 2000, the Company purchased PLS, Inc. ("PLS") and PLS Canada Petroleum Listing Services, Inc. ("PLS Canada"). The purchase price was $1.1 million for these wholly owned subsidiaries that provide oil and gas energy publications and brokering of oil and gas properties to clients. The activities of PLS and PLS Canada subsequent to the acquisition are consolidated in the Company's financial statements.

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


CASH AND CASH EQUIVALENTS

Cash in excess of the Company's daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.

RESTRICTED CASH

The Company has a restricted cash account which is required by the April 21, 2000 Torch Energy TM, Inc. Credit Agreement with a bank (see Note 14). The Credit Agreement requires that all persons obligated to Torch Energy TM, Inc. under an account or sales contract of Torch Energy TM, Inc., make all payments under such accounts or sales contracts to the restricted account. The Company must request transfers from the restricted account to the operating account through specific procedures and the bank may transfer the funds, but has no duty to make any such transfer and at any time may refuse to transfer any funds until all obligations are satisfied. Obligations include all advances, debts, liabilities, obligations, covenants and duties arising under any loan document owing by the Company to the bank, or any affiliate of the bank, the agent or any indemnified person. The balance in the restricted cash account at December 31, 2000 is $10.5 million.

INVESTMENT IN MARKETABLE SECURITIES

Marketable investment securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

The Company has no held-to-maturity or trading securities at December 31, 2000. The Company has available-for-sale securities which are recorded at fair value, with unrealized gains and losses, excluded from earnings and reported as accumulated comprehensive income, a separate component of the stockholder's deficit.

Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale were included in earnings and were derived using the specific identification method for determining the cost of securities sold.

RESEARCH AND DEVELOPMENT EXPENSES

All costs incurred in developing software products are expensed as research and development expenses in the period incurred. Software development costs incurred subsequent to the establishment of technological feasability are not material. For the year ended December 31, 2000, $21 million of research and development expenses were included in general and administrative expenses.

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY AND EQUIPMENT

Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.

The Company recognizes an impairment loss when the carrying amount of a long-lived asset exceeds the sum of the estimated undiscounted future cash flow of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. The Company recognized a write-down of $350,000 during the year ended December 31, 1999. No such write-down was recognized during the years ended December 31, 2000 and 1998.

Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate valuation allowances are established when necessary. No such allowance was required during the years ended December 31, 2000, 1999 and 1998.


Fixed assets are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

REVENUE RECOGNITION

In connection with the acquisition from Oracle Corporation (see Note 10), Novistar expanded its product offerings to include consulting, licensing, support and application hosting. Revenue recognition for these expanded product offerings comply with the provisions of Statement of Position ("SOP") 97-2, Software Revenue Recognition; SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2; Emerging Issues Task Force Issue No. 00-3, Application of SOP 97-2, Software Revenue Recognition to Arrangements That Include the Right to Use Software Stored on Another Entity's

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


Hardware; and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transaction, including obtaining, as appropriate, vendor-specific objective evidence of fair value.

Revenues associated with service and operating fees are recognized ratably over the term of the service agreements, as earned. Service level credits are recognized as a reduction of revenue in the period in which the Company fails to meet service levels required by its contracts. Long-term service fee contracts may contain multiple element arrangements relating to consulting services and outsourcing services. Consulting services are provided to transition the accounting records and business processes of outsourcing customers to Novistar's operating platform. The costs and revenues associated with these consulting services are deferred and recognized on a straight-line basis over the remaining term of the long-term service fee contract as service fees and costs once the outsourcing services commence. During the year ended December 31, 2000, $1.6 million and $1.1 million of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. Novistar recognized $303,000 and $211,000 in transition consulting revenues and cost of revenues, respectively, for the year ended December 31, 2000.

The Company recognizes oil and gas revenues from its interest in oil and natural gas producing activities as the hydrocarbons are produced and sold.

Marketing commissions are based on a fixed percentage of the negotiated sales price of crude oil and natural gas and a fixed monthly fee. Marketing commissions are recognized in revenue during the month of crude oil and natural gas production when the services are performed.

In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

GAS BALANCING

The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


revenue interest are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value, as allowed contractually. At December 31, 2000 and 1999, the Company's receivable for gas sales less than the Company's entitled share was approximately $643,000 and $250,000, respectively. In addition to imbalances due to natural gas sales, the Company has gas pipeline imbalances due of $2.3 million at December 31, 2000.

ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

The Company, through its subsidiaries, engages in price risk management activities for both trading and non-trading purposes. In November of 1998, the Financial Accounting Standard Board's Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 98-10 ("EITF 98-10"), "Accounting for Energy Trading and Risk Management Activities." EITF 98-10 is effective for fiscal years beginning after December 15, 1998 and requires that energy trading contracts be marked to market with the gains and losses included in earnings. Effective January 1, 1999, the Company adopted mark-to-market accounting for its energy trading activities as defined by EITF 98-10. The cumulative effect of this change in accounting principle is reflected as a separate line item in the Consolidated Statement of Operations for the year ended December 31, 1999.

To conduct its trading activities, the Company uses futures, forwards, swaps and options. Under the mark-to-market method of accounting used to account for trading activities, the related outstanding physical and financial instruments are reflected at quoted or estimated market value with resulting unrealized gains and losses recorded as "Assets from price risk management activities," "Other Assets," "Liabilities from price risk management activities," and "Other Liabilities," respectively, on the Consolidated Balance Sheet. Current period changes in the assets and liabilities from price risk management activities are recognized as net gains or losses in "Product marketing and other trading, net" on the Consolidated Statements of Operations. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. Changes in the derivative's fair value must be recognized in earnings unless specific hedge accounting criteria are met. Adoption of SFAS 133 is required for fiscal years beginning after June 15, 2000 and will be adopted by the Company in year 2001

CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Financial instruments, which subject the Company to credit risk, consist principally of trade receivables, forwards, over-the-counter options and swaps. Prospective and existing customers are reviewed for creditworthiness based upon pre-established standards. Customers not meeting the Company's credit standards are required to provide an acceptable form of payment security. At December 31, 2000 and 1999, accounts receivables and other financial instruments were predominantly with energy related and energy trading companies in the United States.

EQUITY INSTRUMENTS ISSUED TO CUSTOMERS

For equity instruments issued to customers, the Company follows the guidance provided in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation and in Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18"), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

OTHER ASSETS

Other assets primarily consist of intangible assets and noncurrent assets from price risk management activities. Intangible assets represent the excess cost of acquired assets over the amounts assigned to tangible net assets at acquisition. Such amounts are amortized on a straight-line basis over five to ten years depending on the estimated life of the asset.

The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimate of useful lives. This evaluation consists of the Company's

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


projection of undiscounted future operating cash flows before interest over the remaining lives of the the intangible assets, in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Based on its review, the Company believes that no significant impairment of its long-lived assets or related intangible assets has occurred.

INCOME TAXES

Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified Subchapter S corporations under Section 1361 (b)(3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries. Each TAC stockholder is responsible for reporting their share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable. In conjunction with the acquisition by Novistar of certain assets of the Oracle Energy Upstream business (see Note 10), Novistar was no longer eligible for Subchapter S corporation status. Upon contribution to Novistar in September 2000, PFI was also no longer eligible for Subchapter S corporation status.

Novistar accounts for income taxes under the provisions of Statement of Accounting Standards (SFAS) 109. Under SFAS 109, deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expenses or credits are based on the changes in the deferred tax asset or liability from period to period.

RECLASSIFICATIONS

Certain reclassifications of prior period statements have been made to conform with current reporting practices.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

              Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STOCK-BASED COMPENSATION

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company and its subsidiaries have chosen to account for stock-based compensation awards to employees using the intrinsic-value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations.

3. RELATED PARTY TRANSACTIONS

DUE FROM STOCKHOLDER

The company has advanced approximately $7.1 million to TAC ($2.8 million in 2000, $1.3 million in 1999 and $1.1 million in 1998) which was used to repurchase common stock and options awarded to former shareholders and a director. The related amount due from stockholder is reflected as a contra-equity account in the accompanying financial statements.

NOTES RECEIVABLE

On October 9, 1998, the Company was issued a promissory note from one of the Company's officers for $1.8 million. On June 25, 1999, a payment for $400,000 was received on the note and a new promissory note was issued for $1.34 million. On January 1, 2000, interest for July to December 1999 was rolled into a new promissory note that was issued for $1.42 million, which bears interest at 8% and has principal and interest payments due annually through December 31, 2005. In January 2001, a payment for $200,000 was received on the note. The Company also has other outstanding notes receivable from other officers amounting to $541,000. Of this amount, $167,000 was paid in January 2001.Interest accrues on these notes at 8% with principal and interest payments due annually through December 31, 2002.

ASSET MANAGEMENT

The Company provides management services relating to oil and gas operations for affiliated entities and investees, including Bellwether Exploration Company, a major customer. During 1999, the principal stockholder of TAC functioned as director and from August 1999 through May 2000 served as Chief Executive Officer and Chairman of the Board of Bellwether. Through the date of the financial statements, this individual

              Torch Energy Advisors Incorporated and Subsidiaries

3. RELATED PARTY TRANSACTIONS (continued)

continued to serve as Chairman of the Board of Bellwether. In accordance with the management agreements, the Company provides various accounting and administrative services for Bellwether at a fixed or variable fee. In addition, the Company receives additional compensation for services related to property or corporate acquisitions or divestitures. The Company's total management fees received from related parties amounted to $4.6 million, $3.0 million and $1.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

In the ordinary course of business, the Company incurs intercompany balances resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.

PRODUCT MARKETING AND OTHER TRADING INCOME

The Company markets oil and natural gas production from properties in which related parties own interests. The Company's marketing fee ranges from 0.5% to 3% of revenues; such charge is customary within the oil and gas industry. Such revenues for the Company amounted to $1.0 million, $2.0 million and $0.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

In the normal course of business, the Company purchases natural gas from and sells natural gas to affiliates. In 2000, 1999 and 1998 such purchases amounted to $36.4 million, $21.7 million and $18.0 million, respectively. Sales amounted to $19.5 million, $85.2 million and $66.0 million in 2000, 1999 and 1998, respectively.

In August of 1998, the Company bought a twelve month natural gas option from an unconsolidated affiliate. The aggregate absolute notional volume of the option was 6 bcf. At December 31, 1998, the Company recognized a gain of approximately $800,000 ($400,000 net of minority interest) related to this option.

WELL OPERATIONS

The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators' fees charged to affiliates by the Company for the years ended December 31, 2000, 1999 and 1998 for these activities were $1.7 million, $0.5 million and $0.5 million, respectively.

              Torch Energy Advisors Incorporated and Subsidiaries

3. RELATED PARTY TRANSACTIONS (continued)

ORACLE

During the period from February 18, 2000 to December 31, 2000, Novistar paid Oracle approximately $687,000 primarily for support fees for Oracle products and $669,000 for interest from a note payable. As of December 31, 2000, $119,000 of accrued interest payable to Oracle is included in accounts payable (See Note
14).

4. INVESTMENTS

In April 1997, the Company received 150,000 Bellwether shares and a warrant to purchase 100,000 shares in connection with the sale of certain partnerships to Bellwether. The market value of the Company's investment in Bellwether at December 31, 2000, 1999 and 1998 was $1.3 million, $0.7 million and $0.7 million, respectively.

In September 1999, the Company received 800,000 common shares of Carpatsky Petroleum, Inc. ("Carpatsky"), a Canadian publicly traded company, valued at $0.1 million, for operational technical services provided by the Company. In October 1999, the Company received 6,597,720 Carpatsky shares valued at $0.9 million and a warrant to acquire an additional 6,207,808 shares in full satisfaction of a $0.7 million note and related interest due from Carpatsky. At December 31, 1999, the Company recorded $0.2 million in unrealized losses due to the difference between cost and market value in its investment in Carpatsky, resulting in a carrying value of $.8 million. During 2000, the Company recognized an additional impairment loss of $.7 million on its investment in Carpatsky, as it was determined that the carrying value exceeded the fair value of the investment.

During 2000 and 1999, the Company recognized impairment losses of $.9 million and $3.1 million, respectively, on its investment in SMGC, as it was determined that the carrying value exceeded the fair value of the investment.

The Company permanently impaired TEFF's investments due to its anticipated inability to recover their underlying carrying value (see Note 5). Accordingly, an investment writedown of $2.1 million was recorded during the year ended December 31, 1999.

5. NOTES RECEIVABLE

TEFF was issued promissory notes by three entities in connection with the collateralized financing it provides to exploration and production companies. As its source of funding for the notes, TEFF uses proceeds received from a credit facility with a bank Under the

              Torch Energy Advisors Incorporated and Subsidiaries

5. NOTES RECEIVABLE (continued)


terms of this credit facility, the bank reviews on a portfolio basis the value of all collateral on the notes held by TEFF to determine the amount of funds to be made available from the credit facility. The bank's collateral for the TEFF outstanding loan amounts is the assigned mortgages of the oil and gas properties which TEFF has as collateral from its notes receivable and all other assets of TEFF. During 2000 one of the entities was sold and the investment in receivables was reduced by $21.3 million (see Note 14).

Consistent with the terms of TEFF's credit facility with the bank, notes receivable are carried at their unpaid principal balance subject to an impairment adjustment. The impairment of the notes receivable balance is measured on an aggregate portfolio basis. At December 31, 2000 and 1999, the total recorded investments in the receivables including accrued interest was approximately $16.4 million and $47.6 million, respectively. A reserve for credit losses of approximately $4.5 million was established at December 31, 1999. At December 31, 2000 the reserve was increased by $700,000 The Company suspended interest income recognition as a result of the impairment of the notes receivable (see Note 14).

In June 2000, in connection with the sale of some of the Company's oil and gas properties, the Company was issued a promissory note totaling $800,000. Interest accrues on this note at 10% with principal and interest payments due monthly through June 2002.


6. FIXED ASSETS

Fixed assets consist of the following (in thousands):

                                                                                  2000                 1999
                                                                                --------             --------
Computer hardwares, software and office equipment                               $ 14,129              $11,025
Furniture, fixtures, leasehold improvements, art, rental
 equipment and vehicles                                                            4,430                2,410
                                                                                --------              -------
                                                                                  18,559               13,435
Less: accumulated depreciation and amortization                                  (10,443)              (6,712)
                                                                                --------              -------
                                                                                $  8,116              $ 6,723
                                                                                ========              =======

              Torch Energy Advisors Incorporated and Subsidiaries

6. FIXED ASSETS (continued)

Depreciation expense for the years ended December 31, 2000, 1999 and 1998 amounted to $3.8 million, $3.7 million and $2.2 million, respectively.

7. OTHER ASSETS

Intangible assets are amortized on a straight-line basis over five years. The components of other assets are as follows (in thousands):

                                                                                  2000                 1999
                                                                                --------             --------
Goodwill                                                                         $23,442               $1,037
Software technology                                                                9,100                    -
Assembled work force                                                               2,690                    -
Customer base                                                                      1,100                    -
Assets from price risk management                                                  8,487                  354
Other                                                                              2,754                  648
                                                                                 -------               ------
                                                                                  47,573                2,039
Less: accumulated amortization                                                    (6,636)                (107)
                                                                                 -------               ------
                                                                                 $40,937               $1,932
                                                                                 =======               ======

Amortization expense for the years ended December 31, 2000, 1999 and 1998, was $6.3 million, $0.2 million and $0.1 million, respectively.

8. RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 15% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company's contributions to this plan total $1.4 million, $1.0 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee's salary for the previous year to the plan. The Company's contribution to the discretionary plan totaled $615,000, $0 and $645,000 for the years ended December 31, 2000, 1999 and 1998 respectively.

              Torch Energy Advisors Incorporated and Subsidiaries

9. MANAGEMENT BUYOUT

On September 30, 1996, the Management Buyout occurred whereby certain members of the Company's executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (see
Note 12) and $15.5 million in cash. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon profitability of the properties, no such liability was recorded at December 31, 2000 and 1999.

10. ACQUISITIONS AND DISPOSITIONS OF ASSETS

On February 18, 2000, Novistar purchased from Oracle, the Oracle Energy Upstream business. In connection with the acquisition, Novistar hired 85 employees of Oracle, primarily engaged in the development and implementation of the acquired software programs. In addition, Novistar became party to consulting and technical support contracts relating to Oracle's Upstream software business. The purchase price for the assets was $10.0 million in cash, subject to purchase price adjustments, a $10.0 million note issued by Novistar (See Note 14) and 2,484,395 shares of Novistar Series A Preferred Stock valued at $9,950,000 based on the estimated fair value of the preferred stock. As part of the acquisition, Novistar entered into an alliance agreement with Oracle that will among other things, enable the Company to jointly market with Oracle software products and services. As of December 31, 2000, no amounts have been paid or earned related to the alliance agreement. The results of operations of the Oracle Energy Upstream business are included in the results of operations of Novistar which are included in the results of operations of the Company subsequent to February 18, 2000.

The following is a preliminary allocation of the purchase price for the Oracle Energy Upstream business acquisition reflected in the acccompanying financial statements. The purchase price allocation is based upon the estimated fair value of the assets acquired and liabilities assumed in accordance with the purchase price method of accounting in APB Opinion No. 16, Business Combinations, and reflects net cash paid of $8.7 million after purchase adjustments and the capitalization of $333,000 in acquisition costs. The final purchase price allocation may be different from the preliminary one, and any differences may be material.

Tangible assets                                        $    90
Intangible assets                                       12,890

              Torch Energy Advisors Incorporated and Subsidiaries

10. ACQUISITIONS AND DISPOSITIONS OF ASSETS (continued)




Customer prepayments                                    (1,102)
Deferred tax liability                                  (3,413)
Goodwill                                                20,494
                                                       -------
Adjusted purchase price                                $28,959
                                                       =======

Promissory note                                        $10,000
Preferred stock                                          9,950
Cash                                                     9,009
                                                       -------
Adjusted consideration                                 $28,959
                                                       =======

The net assets and results of operations of the Oracle Energy Upstream business have been included in the financial statements of the Company since February 18, 2000.

In November 2000, as part of a series of agreements, Novistar agreed to issue 200,000 shares of Series B convertible preferred stock to an affiliate of Anderson Consulting LLP (Anderson Consulting) for $2.4 million in cash and to purchase software assets from Anderson Consulting for $2.4 million. Concurrently, Novistar is to enter into a marketing alliance with Anderson Consulting and issue a warrant to them for the purchase of up to 500,000 shares of common stock. The shares under the warrant will vest upon the execution of definitive agreements with certain target clients, under which Novistar would provide either application hosting or business process outsourcing and Anderson Consulting would provide support services. An intangible asset for the software acquired will be established at the fair value of the stock issued. Novistar will recognize commission expense upon vesting of the shares under the warrant based on the fair value date of vesting in accordance with EITF 96-18. This transaction closed in January 2001.

During the year ended December 31, 2000, the Company sold its interest in certain oil and gas properties to third parties for a total of $25.3 million, generating a gain of $14.6 million. In September 2000, the Company sold its interest in a gas marketing company to a third party for $2.2 million generating a gain of $1.4 million.

11. INCOME TAXES

Prior to February 2000, Novistar was treated as an "S Corporation" for federal income tax purposes, whereby taxable income or losses flow through to, and was reported by, the

              Torch Energy Advisors Incorporated and Subsidiaries

11. INCOME TAXES (continued)

shareholder of the Company. The S Corporation status was terminated in February 2000, as a result of the issuance of preferred stock in connection wiwth the acquisition of certain assets from Oracle. The S Corporation status of PFI was terminated in September 2000, as a result of the transfer of the stock of PFI to Novistar by the Company. Accordingly, a provision for Novistar and PFI has been made for federal income taxes in the accompanying financial statements beginning February 2000 and September 2000, respectively.

Income tax benefit attributable to income (loss) from operations for the year ended December 31, 2000 consists of:

                                                             YEAR ENDED DECEMBER 31, 2000
                                                        CURRENT       DEFERRED          TOTAL
                                                      -----------------------------------------
U.S. Federal                                          $  -            $(3,087)         $(3,087)
State and Local                                                          (316)            (316)
                                                      -----           -------          -------
                                                      $  -            $(3,403)         $(3,403)
                                                      =====           ========         =======

Income tax expense differed from the amounts computed by applying U.S. Federal income tax statutory rate of 35% to pretax income as a result of the following:

                                                                                                December 31,
                                                                                                   2000
                                                                                                ------------
Federal income tax (benefit) at statutory rate                                                    $(6,610)
Increase (reduction) in income taxes resulting from:
 Effect of non taxable earnings prior to termination of S corporation status
                                                                                                      820
 Permanent differences                                                                                240
 State and local taxes, net of federal income tax benefit                                            (554)
 Effect of non taxable earnings of  PFI                                                                53
 Change in valuation of allowance                                                                   2,648
                                                                                                  -------
Total income tax benefit                                                                          $(3,403)
                                                                                                  =======

              Torch Energy Advisors Incorporated and Subsidiaries

11. INCOME TAXES (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 are presented below:

Deferred tax assets:
 Allowance for doubtful accounts                     $     7
 Miscellaneous accruals                                  127
 Implementation income                                   162
 Net operating loss carry forward                      4,616
 Other                                                    27
                                                      ------
                                                       4,939
 Valuation allowance                                  (2,648)
                                                      ------
Total deferred tax assets                             (2,291)
                                                      ------
Deferred tax liabilities:
 Depreciation and amortization                        (2,291)
                                                      ------
 Total deferred liabilities                           (2,291)
                                                      ------
Net deferred tax assets                               $  -
                                                      ======

At December 31, 2000, Novistar has U.S. net operating loss carry forwards of approximately $11.7 million which will begin to expire in 2019. During the year ended December 31, 2000, Novistar recorded a valuation allowance in the amount of $2.6 million to offset deferred tax assets which management has determined may not be realized.

              Torch Energy Advisors Incorporated and Subsidiaries

12. OTHER LONG-TERM LIABILITIES

Other long-term liabilities at December 31, 2000 and 1999, consist of the following (amounts in thousands):

                                                                                  2000                 1999
                                                                                 -------              ------
Royalties payable                                                                $ 1,962              $1,962
Liabilities from price risk management activities                                 10,581               1,670
Accrued sales incentive                                                            3,000                   -
Minority interest                                                                  6,992               1,345
Other                                                                              3,425               2,411
                                                                                 -------              ------
                                                                                 $25,960              $7,388
                                                                                 =======              ======

13. TORCH ENERGY ROYALTY TRUST


The Company serves as sponsor and operator of a majority of the properties in which the Torch Energy Royalty Trust (the "Trust") owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract ("Purchase Contract") which expires on the termination date of the Trust, the earliest of which is January 1, 2003. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas, adjusted to reflect the terms of a hedge contract ("Hedge Contract"), which expired August 31, 2000, to which the Company was a party. The Purchase Contract also provides that the minimum price paid by TEMI for gas production is $1.70 per MMBtu ("Minimum Price"). When TEMI pays a purchase price based on the Minimum Price it receives price credits ("Price Credits"), equal to the difference between the Index Price and the Minimum Price, that it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. In addition, if the Index Price for gas exceeds $2.10 per MMBtu, TEMI is entitled to deduct 50% of such excess ("Price Differential") in determining the purchase price. Beginning January 1, 2002, TEMI has an annual option to discontinue the Minimum Price commitment. However, if TEMI discontinues the Minimum Price commitment, it will no longer be entitled to deduct the Price Differential in calculating the purchase price and will forfeit all accrued Price Credits. Commencing January 1, 2002 the Minimum Price and the sharing price shall be increased for inflation based on the Producer Price Index.

              Torch Energy Advisors Incorporated and Subsidiaries

13. TORCH ENERGY ROYALTY TRUST (continued)


During the year ended December 31, 2000, the Company purchased 6,882 MMCF of gas and 43 Mbbls of oil at an average price of $2.96 per MCF and $24.47 per Bbl. During the year ended December 31, 1999, the Company purchased 6,972 MMCF of gas and 52 Mbbls of oil at an average price of $2.11 per MCF and $14.13 per Bbl. During the year ended December 31, 1998, the Company purchased 8,051 MMCF of gas and 71 Mbbls of oil at an average of $2.06 per MCF and $11.09 per Bbl. Under the Hedge Contract, monthly quantities of gas hedged decreased from 83,667 MMbtus of gas in 1998 to 17,250 MMbtus of gas in 2000 and monthly quantities of oil hedged decreased from 1,000 Bbls in 1998 to 167 Bbls in 2000. The price received for gas under the Hedge Contract increased from $1.85 per MMbtu in 1998 to $1.89 per MMbtu in 2000. The price received for oil under the Hedge Contract increased from $20.05 per Bbl in 1998 to $20.20 per Bbl in 2000.

Under an amendment to the Purchase Contract, the seller of the net production attributable to the Trust properties has committed to the delivery of a minimum number of volumes for 2001 and 2002. Additionally, the Company has purchased contracts expiring December 2002 to further limit its exposure to losses under the minimum price obligation Purchase Contract. Under these contracts, monthly quantities hedged range from 16,989 MMbtus per day to 17,750 MMbtus per day
with a floor price of $1.81 per Mmbtu for 2001 and 2002, respectively.   The
activities for these contracts are conducted as part of the Company's trading operations.

14. DEBT

SENIOR SUBORDINATED NOTE PAYABLE - AFFILIATE

On September 30, 1996, the Company recorded TAC's $25.5 million Senior Subordinated Note (the "Note") payable to Torchmark as part of the purchase price for the Management Buyout. The Note accrues interest at 9% per annum, payable semiannually, and the principal is due and payable on September 30, 2004.

SENIOR SUBORDINATED NOTE PAYABLE - ORACLE

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrues interest at 9% from February 18, 2000 to February 17, 2001, 10% from February 18, 2001 to February 17, 2002, 12% from February 18, 2002 to February 17, 2003, 15% from February 18, 2003 to February 17, 2004, and 17% from February 18, 2004 to February 17, 2005. Interest is payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or

              Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT (continued)

(b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, that results in the transfer of 50% or more of the outstanding voting power of Novistar. As of December 31, 2000, $10.0 million was outstanding under this senior subordinated note payable. Related interest of $788,000 is reflected in the accompanying statement of operations.

LINE OF CREDIT

Until August 31, 1999, the Company maintained a $13 million credit facility (the "Credit Facility") with a bank. Interest accrued on indebtedness, at the Company's option, at the bank's prime rate if less than 50% of revolver borrowing base was outstanding, prime plus .25% if 50% or more, but less than 75% of revolver borrowing base was outstanding, or prime plus .50% if 75% or more of revolver borrowing base was outstanding; or the 1 year London Interbank Offered Rate ("LIBOR") plus 1.5% if less than 50% of revolver borrowing base was outstanding, LIBOR plus 1.75% if 50% or more, but less than 75% of revolver borrowing base was outstanding or LIBOR plus 2% if 75% or more of revolver borrowing base was outstanding. The Credit Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties, stock and fixed assets secured the Credit Facility.

On August 31, 1999, the Company entered into a new $50 million credit facility (the "new Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate less .75% if less than 50% or more of the borrowing base is outstanding, prime less .375% if 50% or more of the borrowing base is outstanding; or the LIBOR rate. The new Credit Facility has a September 1, 2002 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the new Credit Facility. At December 31, 2000, there is no outstanding balance under the new Credit Facility and the borrowing base is set at $18.4 million.

On November 9, 2000, Novistar entered into a credit facility (the "Novistar Facility") with a bank. The Novistar Facility provides a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility has an interest rate of LIBOR plus 1.5% if less than $10.0 million is outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeds $10.0 million. The Novistar Facility

              Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT (continued)

matures on November 7, 2001 and is secured by or pledge of substantially all of the assets of Novistar. Additionally, TEAI has guaranteed the outstanding balances of the Novistar facility. At December 31, 2000, there is $17.5 million outstanding under the Novistar Facility. Of this amount, $17 million has been classified as long-term since the Company has the ability and intent to refinance these sums on behalf of Novistar through the use of available long-term credit facilities.

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the "TEFF Facility") with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% (9.5% at December 31, 1999) or LIBOR plus 2.0% (8.5% at December 31, 1999) if the loans outstanding are less than or equal to the portfolio base ($20.1 million at December 31, 1999); and at the bank's prime rate plus 5.5% (14.5% at December 31, 1999) or LIBOR plus 7.0% (13.5% at December 31, 1999) of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan are repaid from cash flow from TEFF's underlying investments. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secure the TEFF Facility, which matures on December 31, 2003. Effective March 9, 2000 TEFF amended the TEFF facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt can be drawn on the TEFF facility. As the underlying investments are sold, the proceeds are distributed towards the outstanding principal balance of the loan. In November 2000, ARI was sold and the loan balance was reduced by $21.3 million. In addition, the March 9, 2000 amendment changed the interest rate to the bank's prime rate plus 1% (9.5% at December 31, 2000) or LIBOR plus 4% (6.0% at December 31, 2000) regardless of the portfolio base ($20.1 million at December 31, 2000), and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments. At December 31, 2000 and 1999, the outstanding balances under the TEFF Facility were $20.2 million and $41.7 million, respectively, at a weighted average interest rate of 10.5% and 11.1%, respectively.

On April 21, 2000, Torch Energy TM, Inc. entered into a Credit Agreement (the "Credit Agreement") with a bank to consider providing certain loans to, and issue certain letters of credit for the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit are issued under either the borrowing base sub-line, the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) to provide for letters of credit to secure suppliers of

              Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT (continued)

product, and (c) to fund payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM's purchase of product for resale. Interest accrues on letters of credit at a floating rate per annum equal to the base rate (the higher of .50% per annum above the latest Federal Funds Rate, or the prime rate) plus .50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. The Credit Agreement has a August 31, 2001 maturity date on letters of credit issued under the borrowing base sub-line and November 30, 2001 for letters of credit issued under the transactional sub-line. Collateral for the credit agreement consists of all assets of TETM. At December 31, 2000 there is an outstanding balance of $10.2 million in letters of credit.

Scheduled maturities for the next five years and thereafter as of December 31, 2000 are as follows (in thousands):


YEAR ENDING DECEMBER 31,

2001                                      $20,700
2002                                       17,000
2003                                            -
2004                                       25,500
2005                                       10,000
                                          -------
                                          $73,200
                                          =======


15. STOCK OPTION PLAN

In May 1999, Novistar adopted the 1999 Stock Option Plan ( the "Plan"). The Plan was established to grant incentive stock options to employees and others. Novistar has reserved a total of 2,600,000 shares of common stock for future grant under the Plan.

Under the provisions of the plan, the exercise price of a stock option shall be 100% of the fair market value of a share of common stock on the date the stock option is granted unless otherwise determined by the plan administrator. The stock options granted vest up to three years from the date of grant. Stock options granted under the plan shall be exercisable per the provisions in the option agreement as described below.

Vested options are exercisable only if:

 . Novistar consummates an initial public offering;

 . TEAI agrees to sell 70% or more of its common stock;

 . Novistar merges with another company; or

 . Novistar's board of directors declares the options to be exercisable.

Unless otherwise provided in an option agreement, the term of the option is ten years, subject to earlier termination.

              Torch Energy Advisors Incorporated and Subsidiaries

The following table summarizes stock option activity under the Plan for the years ended December 31, 2000 and 1999:

                                                                                                      WEIGHTED
                                                                                 RANGE OF              AVERAGE
                                                                                 EXERCISE             EXERCISE
                                                           OPTIONS                PRICES                PRICE
                                                           -------               ---------            ----------
Granted                                                         667,500            $    2.00               $2.00
Exercised                                                             -                    -                   -
Canceled                                                              -                    -                   -
                                                              ---------            ---------               -----
Outstanding, December 31, 1999                                  667,500            $    2.00               $2.00
Granted                                                       1,471,324            $.01-4.00               $1.46
Exercised                                                             -                    -                   -
Canceled                                                         (8,000)                4.00                4.00
                                                              ---------            ---------               -----
Outstanding December 31, 2000                                 2,130,824            $.01-4.00               $1.62
                                                              ---------            ---------               -----
Exercisable, December 31, 1999                                        -            $       -               $   -
                                                              =========            =========               =====
Exercisable, December 31, 2000                                        -            $       -               $   -
                                                              =========            =========               =====

              Torch Energy Advisors Incorporated and Subsidiaries

15. STOCK OPTION PLAN (continued)

The following table summarizes the weighted average grant date fair value and weighted average exercise price of options granted during the period from inception of the Plan through December 31, 2000. For purposes of the table below, the weighted average grant date fair value was computed using the Black-Scholes options pricing model.

                                                                                                             WEIGHTED
                                                                     WEIGHTED          WEIGHTED              AVERAGE
                                                                      AVERAGE          AVERAGE              REMAINING
                                                                       FAIR            EXERCISE             CONTRACTUAL
                                                       SHARES          VALUE            PRICE              LIFE (YEARS)
                                                   --------------  -------------   ---------------      ------------------
Year ended December 31, 1999
 Exercise price equals fair value                             -             $    -               $   -               $   -
 Exercise price greater than fair value                 667,500               0.53                2.00                8.60
 Exercise price less than fair value                          -                  -                   -                   -
                                                      ---------              -----               -----               -----
                                                        667,500              $0.53               $2.00               $8.60
                                                      =========              =====               =====               =====
Year ended December 31, 2000
 Exercise price equals fair value                             -             $    -               $   -               $   -
 Exercise price greater than fair value                 440,000               1.01                4.00                9.18
 Exercise price less than fair value                  1,023,324               3.74                0.34                7.02
                                                      ---------              -----               -----               -----
                                                      1,463,324              $2.92               $1.44               $7.67
                                                      =========              =====               =====               =====

There were no options issued to non-employees during, the year ended December 31, 1999.

Novistar applies the measurement principles of APB Opinion No. 25 in accounting for issuances of employee stock options and of SFAS No. 123 for all other equity instruments.

              Torch Energy Advisors Incorporated and Subsidiaries

15. STOCK OPTION PLAN (continued)

For the period indicated above, Novistar calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                               DECEMBER 31,         DECEMBER 31,
                                                  2000                 1999
                                               ------------        -------------
Risk-free interest rates                           6.0%                6.34%
Expected lives (in years)                          5.0                  5.0
Dividend yield                                       -                    -
Expected volatility                                  0%                   0%

16. COMMITMENTS AND CONTINGENCIES

LITIGATION


The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of the Company, will have any material adverse effect on the financial position or results of operations of the Company as a whole. Certain lawsuits to which the Company was a party were assumed by Torchmark as a result of the Management Buyout.

During 1998, TEMI assumed a $1.6 million liability related to litigation activity between its 50% owned gas marketing limited liability company and a trading partner arising out of commitments made for financial transactions and price disputes. During 1999, the litigation was settled resulting in a favorable impact of approximately $0.7 million to TEMI's income.

SMGC

SMGC has a $29 million bank loan due on October 31, 2001. This loan is guaranteed by the general partner of SMGC. TEMI has guaranteed the general partner that it will share proportionally (50%) if any payments are required by the general partner for repayment of SMGC's loan. The current financial position of SMGC may not enable it to repay the loan when due. SMGC is attempting to either renegotiate the terms of the loan or seek other financing options. The Company does not expect to incur any losses in connection with the required performance, if any, on the TEMI guaranty.

              Torch Energy Advisors Incorporated and Subsidiaries

16. COMMITMENTS AND CONTINGENCIES (continued)

LEASE OBLIGATIONS

Rental expense for operating leases was approximately $3.2 million, $2.1 million and $1.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum payments under all noncancelable leases, including amounts allocable to affiliates, having initial terms of one year or more consisted of the following as of December 31, 2000 (amounts in thousands):

                                                           OPERATING
       YEAR ENDING DECEMBER 31,                              LEASES
                                                           ---------
       2001                                                 $ 2,454
       2002                                                   2,610
       2003                                                   2,310
       2004                                                   2,239
       2005                                                   2,252
       Thereafter                                             2,254
                                                            -------
                                                            $14,119
                                                            =======

LETTERS OF CREDIT

The Company has open letters of credit of approximately $10.2 million at December 31, 2000.


17. PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

TRADING ACTIVITIES


The Company, through its subsidiaries, offers price risk management services to energy-related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements. The Company attempts to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements.

              Torch Energy Advisors Incorporated and Subsidiaries

17. PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)

At December 31, 2000, the Company's natural gas and crude oil swaps had notional volumes of 21 bcf and 1.1 million barrels, respectively. The Company's natural gas and crude oil over-the-counter options had notional volumes of 27 bcf and
5.2 million barrels, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure TEAI's exposure to market or credit risks.

At December 31, 2000, the fair value of the Company's natural gas swaps and over-the-counter options, extending to 2002, was a liability of $11 million. The average fair values of the natural gas swaps and over-the-counter options was a liability of approximately $6.2 million.

At December 31, 2000, the fair value of the Company's crude oil swaps and over-the-counter options, extending to 2002, was an asset of $41,000. The average fair values of the crude oil swaps and over-the-counter options during 2000 was an asset of approximately $5,000.

Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. The Company monitors and manages market risk and credit risk through a variety of techniques, including periodic reporting of the portfolio's value to senior management.

NON-TRADING ACTIVITIES

The Company also enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 1999, the Company was party to energy commodity swaps covering 3.7 bcf of natural gas extending to 2001. These swaps were subsequently terminated during 2000 by the Company. At December 31, 2000, the Company had no financial hedge on production.

While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

              Torch Energy Advisors Incorporated and Subsidiaries

17. PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)


The carrying amounts of the Company's cash and cash equivalents, receivables, other current assets and payables approximates the fair value at December 31, 2000 and 1999 because of their short maturities.

The carrying amounts and estimated fair values of the Company's other financial instruments, excluding trading activities which are marked to market, at December 31, 2000 and 1999 were as follows:

                                                             2000                                     1999(2)
                                              ----------------------------------------------------------------------------
                                                  CARRYING        ESTIMATED           CARRYING             ESTIMATED
                                                   AMOUNT         FAIR VALUE           AMOUNT              FAIR VALUE
                                              --------------   ----------------    --------------     --------------------
                                                                            (in thousands)
LIABILITIES
Natural gas swaps                                      $     -             $    -              $     -             $  (754)
Long-term debt                                         $52,788             $52,788             $33,700             $33,700
Line of credit - TEFF                                  $20,733             $20,733             $41,689             $41,689

The Company uses the following methods and assumptions in estimating fair values: (a) energy commodity swaps and over-the-counter options estimated fair values have been determined using available market data and valuation methodologies and (b) the carrying amounts of the Senior Subordinated Rate Payable-Affiliate and Notes Payable to Bank approximate fair value. Judgment is necessarily required in interpreting market data, and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.


18. EQUITY INSTRUMENTS

PREFERRED STOCK

Novistar has authorized 5,000,000 shares of preferred stock, $.01 par value. Of these shares, 2,484,395 are designated as convertible preferred stock, Series A. The remaining shares of preferred stock are undesignated and have not been issued.

The Series A Preferred Stock may be converted by the holder into a share of common stock at any time. The conversion ratio for the Series A Preferred Stock is subject to adjustment for stock dividends and splits, reorganizations and other distributions with

              Torch Energy Advisors Incorporated and Subsidiaries

18. EQUITY INTRUSMENTS (continued)


respect to the common stock. In the event of an initial public offering in which the Novistar receives not less than $10 per share and $50 million in gross proceeds, each share of the Series A Preferred Stock will automatically be converted into one share of common stock.

The holders of the Series A Preferred Stock are entitled to receive, on an as converted basis, any dividends paid to holders of common stock. In the event of any dissolution, liquidation, or winding up of Novistar's affairs, whether voluntary of involuntary, after payment of debts and other liabilities, holders of Series A Preferred Stock are entitled to a liquidation preference equal to $4.01 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock. Each holder of Series A Preferred Stock is entitled to vote, together as a single class with all other shares entitled to vote, on all matters voted on by holders of common stock. Holders of Series A Preferred Stock are entitled to cast the number of votes they would be entitled to cast if they have converted their stock to common stock on the applicable record date. As long as shares of Series A Preferred Stock are outstanding Novistar cannot, without the approval of 90% of the shareholders of Series A Preferred Stock:

 . amend its certification of incorporation or bylaws in a manner materially adverse to the holders of Series A Preferred Stock;

 . issue any equity security that has rights senior to or on parity with the Series A Preferred Stock;

 . repurchase any shares of capital stock other than from an employee upon termination;

 . consolidate, merge, sell all or substantially all of its assets or engage in other transactions that result in a change of control; or

 . dissolve.

COMMON STOCK

On January 1, 1999 TEAI transferred all the assets and liabilities of Novistar in exchange for Novistar declaring a stock dividend of 99 shares of common stock for each share of common stock outstanding on the record dated of January 1, 1999. On January 31, 2000, TEAI contributed 9,233.25 shares and the attached dividend rights to Novistar.

              Torch Energy Advisors Incorporated and Subsidiaries

18. EQUITY INSTRUMENTS (continued)


On February 18, 2000 Novistar increased the number of authorized shares of common stock and issued 8,985,908 additional shares of common stock to TEAI representing payment of the stock dividend previously declared. Subsequent to the dividend, TEAI held 9,076,675 shares of Novistar common stock. On September 7, 2000, Novistar increased the numbers of authorized shares of common stock to 50,000,000 shares.

WARRANTS

A warrant for 161,066 shares of common stock of Novistar at a price of $4.00 per share was issued to a customer in January 2000 as a sales incentive to enter into a three year service contract. The warrant vests over the life of the contract absent an initial public offering of common stock by Novistar. Upon completion of an initial public offering by Novistar, the warrant fully vests and becomes exercisable. In accordance with EITF 96-18, until such time as Novistar effects an initial public offering, it will account for the warrant by recognizing, as a reduction of revenues, the cost of the warrant measured at each interim period at the then-current lowest aggregate fair value of the warrant based on the number of shares that become vested. Upon completion of an initial public offering, Novistar expects to recognize a deferred charge based on the fair value of the vested warrant which will be amortized as a reduction of revenue over the life of the related service contract. At December 31, 2000, the fair value of the warrant was determined to be approximately $400,000, using the Black-Scholes option pricing model with an expected volatility factor of 120%, risk-free interest rate of 6%, no dividend yield, a $4 per share market price and a five year life.

In August 2000, Novistar entered into an agreement to also issue a warrant for 170,000 shares of common stock to another customer as a sales incentive to enter into a renewal and extension of its existing long-term service fee contract until the end of 2003. As part of the sales incentive, Novisar also guaranteed the customer $3.5 million in cash or cost savings under the service fee contract, with minimum annual payments of $500,000. The warrant was issued on October 31, 2000 and is fully vested and non-forfeitable at the date of grant. However, the warrant may be exercised only, in whole or in part, commencing 90 days subsequent to an initial public offering of shares of Novistar. Upon exercise of the warrant by the customer, 50% of the value created, defined to be the difference between the fair market value of Novistar's common stock less the exercise price of the warrant, shall be credited against the $3.5 million guaranteed savings. Alternatively, Novistar, at its option, can offer to purchase the warrant at the fair market value of the common stock less the exercise price of the warrant. While the customer does not have to sell the warrant to Novistar, upon an offer to purchase, 50% of the value created would be

              Torch Energy Advisors Incorporated and Subsidiaries

18. EQUITY INSTRUMENTS (continued)


credited against the $3.5 million guaranteed savings. At the option of Novistar, the term of the agreement may be extended one year at a reduced level of fees. Novistar expects to account for this sales incentive arrangement in accordance with EITF 96-18 as of the date the warrant becomes exercisable. Any reduction to the $3.5 million guaranteed savings liability from the exercise of the warrant or from the offer to purchase the warrant will be recorded at the time the warrant is exercised or any offer to purchase the warrant is made.

19. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED
    INFORMATION

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the manner public enterprises are required to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS 131 at December 31, 1998.

The Company has four reportable segments: service activities, the capital group, the trading and marketing group, and oil and gas properties. The service activities segment provides technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provides growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. The trading and marketing group segment engages in various hydrocarbon marketing and trading activities. The oil and gas properties segment consists of revenue from interests the Company holds in certain oil and gas properties.

The Company's reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 of the Notes to Consolidated Financial Statements). The Company evaluates performance based

              Torch Energy Advisors Incorporated and Subsidiaries

19. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (continued)

on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 2000, 1999 and 1998 (amounts in thousands).

                                                                   YEAR ENDED DECEMBER 31, 2000
                                                                             TRADING &
                                         SERVICE          CAPITAL            MARKETING         OIL & GAS
                                       ACTIVITIES          GROUP               GROUP           PROPERTIES       TOTALS
                                       -------------     ----------         -----------       ------------     --------
Revenues from external clients           $47,978           $ 1,780           $ 8,623          $15,979          $ 74,360
Intersegment revenues                    $ 4,188           $     -           $     -          $     -          $  4,188
Interest revenue                         $     -           $     -           $   624          $     -          $    624
Interest expense                         $ 1,343           $ 4,236           $     -          $   755          $  6,334
Depletion, depreciation and
 amortization                            $ 9,872           $     -           $    72          $ 1,265          $ 11,209
Equity in earnings (loss) of
 investees                               $   851           $  (712)          $   459          $  (528)         $     70
Segment profit (loss)                    $(9,069)          $(7,154)          $ 7,651          $16,194          $  7,622

Other significant non-cash
 items:
 Segment assets                          $38,148           $16,431           $71,900          $ 4,300          $130,779
 Equity in investees.                    $ 1,348           $     -           $     -          $   313          $  1,661
 Expenditures for segment
  assets                                 $ 3,115           $     -           $     -          $ 7,435          $ 10,550




                                                            YEAR ENDED DECEMBER 31, 1999
                                                                             TRADING &
                                         SERVICE          CAPITAL            MARKETING         OIL & GAS
                                       ACTIVITIES          GROUP               GROUP           PROPERTIES       TOTALS
                                       -------------     ----------         -----------       ------------     --------
Revenues from external clients           $35,912           $     -             $ 2,523          $13,528          $ 51,963
Intersegment revenues                    $ 4,088           $     -             $     -          $     -          $  4,088
Interest revenue                         $     -           $ 4,441             $   617          $     -          $  5,058
Interest expense                         $     -           $ 4,051             $     -          $     -          $  4,051
Depletion, depreciation and
 amortization                            $ 3,265           $     -             $     -          $ 1,831          $  5,096

Equity in loss of investees              $     -           $(3,388)            $     -          $     -          $ (3,388)
Segment profit (loss)                    $  (567)          $(8,453)            $   530          $  (409)         $ (8,899)


Other significant non-cash
 items:
 Segment assets                          $ 5,173           $43,342             $51,702          $ 8,151          $108,368
 Equity in investees.                    $     -           $     -             $     -          $     -          $      -
 Expenditures for segment
  assets                                 $ 3,324           $     -             $     -          $ 4,247          $  7,571


              Torch Energy Advisors Incorporated and Subsidiaries

19. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (continued)


                                                            YEAR ENDED DECEMBER 31, 1998
                                                                             TRADING &
                                         SERVICE          CAPITAL            MARKETING         OIL & GAS
                                       ACTIVITIES          GROUP               GROUP           PROPERTIES       TOTALS
                                       -------------     ----------         -----------       ------------     --------
Revenues from external clients           $30,984          $     -             $ 5,092           $15,064          $51,140
Intersegment revenues                    $ 3,636          $     -             $     -           $     -          $ 3,636
Interest revenue                         $     -          $ 1,783             $ 1,229           $     -          $ 3,012
Interest expense                         $     -          $ 1,353             $     -           $     -          $ 1,353
Depletion, depreciation and
 amortization                            $ 1,838          $     -             $     -           $ 1,223          $ 3,061

Equity in loss of investees              $     -          $   862             $     -           $     -          $   862
Segment profit (loss)                    $ 1,804          $  (970)            $ 1,116           $ 2,080          $ 4,030

Other significant non-cash
 items:
 Segment assets                          $ 5,221          $38,186             $45,636           $ 5,735          $94,778
 Equity in investees                     $     -          $ 2,988             $     -           $     -          $ 2,988
 Expenditures for segment
  assets                                 $ 5,611          $     -             $     -           $ 1,752          $ 7,363


The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets and equity in investees to the Company's consolidated totals for the years ended December 31, 2000, 1999 and 1998 (amounts in thousands):

                                                                         YEAR ENDED DECEMBER 31
                                                                2000                 1999                1998
                                                            -------------        -----------        ------------

Revenues:
 Total revenues for reportable segments                       $ 95,152             $ 61,109             $ 57,788
 Other revenues                                                  1,207                2,456                2,848
 Elimination of intersegment revenues                           (4,188)              (4,088)              (3,636)
                                                              --------             --------             --------
Total consolidated revenues                                   $ 92,171             $ 59,477             $ 57,000
                                                              ========             ========             ========

Interest expense:
 Total interest expense for reportable segments               $  6,334             $  4,051             $  1,353
 Other interest expense                                          2,724                2,625                2,330
                                                              --------             --------             --------
Total interest expense                                        $  9,058             $  6,676             $  3,683
                                                              ========             ========             ========

              Torch Energy Advisors Incorporated and Subsidiaries

19. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (continued)


Depletion, depreciation and amortization:
 Total depletion, depreciation and amortization
  for reportable segments                                      $ 11,209             $  5,096             $  3,061
 Other depletion, depreciation and amortization                     384                  591                  506
                                                               --------             --------             --------
Total depletion, depreciation and amortization                 $ 11,593             $  5,687             $  3,567
                                                               ========             ========             ========

Equity in loss of investees:
 Total equity in earnings (loss) of investees for
  reportable segments                                          $     70             $ (3,388)            $   (862)

 Other equity in loss of investees                               (2,050)              (3,991)              (1,312)
                                                               --------             --------             --------
Total equity in loss of investees                              $ (1,980)            $ (7,379)            $ (2,174)
                                                               ========             ========             ========

Profit or loss:
 Total profit or loss for reportable segments                  $  7,622             $ (8,899)            $  4,030
 Other profit or loss                                            (6,647)              (7,954)              (5,217)
                                                               --------             --------             --------
Net income (loss)                                              $    975             $(16,853)            $ (1,187)
                                                               ========             ========             ========

Assets:
 Total assets for reportable segments                          $130,779             $108,368             $ 94,778
 Other assets                                                   117,223               53,762               92,329
                                                               --------             --------             --------
Total consolidated assets                                      $248,002             $162,130             $187,107
                                                               ========             ========             ========

Equity in investees:
 Total equity in investees for reportable segments             $  1,661             $      -             $  2,988
 Other equity in investees                                            -                2,038                2,747
                                                               --------             --------             --------
Consolidated equity in investees                               $  1,661             $  2,038             $  5,735
                                                               ========             ========             ========

MAJOR CUSTOMER


One customer accounted for 10.6% and 13.6% of the gross marketing revenues during the years ended December 31, 2000 and 1998, respectively. No customer accounted for more than 10% of the gross marketing revenues for the year ended December 31, 1999. Revenues from two customers, Bellwether and Nuevo, totaled $27 million, $26 million and $25 million in service and overhead fees for the years ended December 31, 2000, 1999 and 1998, respectively. The Company does not believe that it is dependent upon any particular customer for sales of oil and gas. The management service contract with Nuevo was renegotiated, effective January 1999, and consists of seven separate service contracts with terms that vary between one to four years. The management service agreement with Bellwether was renegotiated and, effective October 1999, consists of six separate service contracts with terms that vary between two and five years. Under the renegotiated contracts with Nuevo and Bellwether, cash management aggregation services are no longer provided by the Company. The loss of one or both of these customers would have a material effect on the Company.

              Torch Energy Advisors Incorporated and Subsidiaries

20. SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED)

OIL AND GAS PRODUCING ACTIVITIES

Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. Reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firms of Gruy Engineering Corporation, H.J. Gruy and Associates, Inc., Ryder Scott Company, and T.J. Smith & Company, Inc. and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.

Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids (NGLs) were made in accordance with Financial
Accounting Standards Board Statement No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the oil and gas activities of the Company fall under its S Corporation status for income tax purposes and have a zero effective income tax rate (see Note 2). The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

COSTS INCURRED

The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31, 2000, 1999 and 1998 (amounts in thousands):

                                                                        Year ended December 31
                                                                 2000              1999            1998
                                                                -------          --------        --------
Cost incurred during the year:
  Property acquisition                                          $     -            $    -          $    -
  Exploration                                                         -                 -               -
 Development                                                      6,515             4,120           1,752
                                                                 ------            ------          ------
                                                                 $6,515            $4,120          $1,752
                                                                 ======            ======          ======
Company's share of equity method
 investees costs of property acquisition,
 exploration and development                                     $   21            $    -          $    -
                                                                 ======            ======          ======

              Torch Energy Advisors Incorporated and Subsidiaries

20. SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED) (continued)


CAPITALIZED COSTS RELATING TO OIL AND GAS ACTIVITIES


The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization (amounts in thousands):

                                                                             December 31
                                                                 2000                 1999                1998
                                                               ---------            ---------           -------
Capitalized costs:
 Proved properties                                              $ 3,677              $12,353              $ 8,106
 Accumulated depreciation, depletion and
  amortization                                                   (1,614)              (4,552)              (2,371)
                                                                -------              -------              -------
Net capitalized costs                                           $ 2,063              $ 7,801              $ 5,735
                                                                =======              =======              =======
Company's share of equity method
 investees net capitalized costs                                $    74              $     -              $     -
                                                                =======              =======              =======

              Torch Energy Advisors Incorporated and Subsidiaries

20. SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED) (continued)


RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES (AMOUNTS IN THOUSANDS)

                                                                          Year ended December 31
                                                                  2000             1999              1998
                                                               ---------        ----------        ----------
Revenues from oil and gas producing activities                  $14,524              $13,528              $15,064
Production costs                                                 (6,663)              (8,018)              (8,272)
Depreciation, depletion and amortization                         (1,404)              (2,181)              (1,223)
Income tax provision *                                                -                    -                    -
                                                                -------              -------              -------
Results of operations from producing activities
 (excluding corporate overhead and interest costs)              $ 6,457              $ 3,329              $ 5,569
                                                                =======              =======              =======
Company's share of equity method
 investees results of operations for
 producing activities                                           $   (51)             $     -              $     -
                                                                =======              =======              =======

*No income tax provision is recorded in 2000, 1999 or 1998 as the Company elected subchapter S Corporation status effective January 1, 1997 (see Note 2).

              Torch Energy Advisors Incorporated and Subsidiaries

20. SUPPLEMNETARY OIL AND GAS DATA (UNAUDITED) (continued)


RESERVES

The Company's estimated total proved and proved developed reserves of oil and gas for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                             2000                                1999                            1998
                                  OIL (MBBL)      GAS (MMCF)          OIL (MBBL)       GAS (MMCF)    OIL (MBBL)   GAS (MMCF)
                                 ------------     ------------       ------------       -----------     ----------   ---------
Proved reserves at
 beginning of year                     49            62,861                40            72,192           47      120,105
Sales of reserves in place            (34)          (13,891)                -                 -            -            -
Revisions of previous
 estimates                             17            22,644                20            (6,200)           4      (51,681)
Extensions and discoveries              -                 -                 -             2,605            -       10,408
Production                             (7)           (4,631)              (11)           (5,736)         (11)      (6,640)
                                       --           -------               ---            ------          ---       ------
Proved reserves at end
 of year                               25            66,983                49            62,861           40       72,192
                                       ==           =======               ===            ======          ===       ======
Proved developed
 reserves:
   Beginning of year                   40            55,602                31            55,997           38      115,540
                                       ==           =======               ===            ======          ===      =======
   End of year                         11            65,778                40            55,602           31       55,997
                                       ==           =======               ===            ======          ===      =======

DISCOUNTED FUTURE NET CASH FLOWS

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

                                                                          YEAR ENDED DECEMBER 31
                                                                 2000                1999                  1998
                                                              ---------            --------              --------
Future cash inflows                                           $ 756,693            $ 139,272             $131,717
Future production costs                                        (258,885)            (111,452)             (99,736)
Future development costs                                           (672)              (3,860)              (5,998)
                                                              ---------            ---------              -------
Future net inflows before income tax                            497,136               23,960               25,983
Future income taxes*                                                  -                    -                    -
                                                              ---------            ---------              -------
Future net cash flows                                           497,136               23,960               25,983
10% discount factor                                            (333,527)              (9,078)             (10,366)
                                                              ---------            ---------              -------

              Torch Energy Advisors Incorporated and Subsidiaries

20. SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED) (continued)

                                                                          YEAR ENDED DECEMBER 31
                                                                 2000                1999                  1998
                                                              ---------            --------              --------

Standardized measure of discounted future net cash
 flows                                                        $ 163,609            $  14,882             $ 15,617
                                                              =========            =========             ========
Company's share of equity method
 investees standardized measure of
 discounted future net cash flows                             $     216            $       -             $      -
                                                              =========            =========             ========

*No income tax provision is recorded in 2000, 1999 or 1998 as the Company elected subchapter S Corporation status effective January 1, 1997 (see Note 2).

The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

                                                                         YEAR ENDED DECEMBER 31
                                                                2000                 1999                1998
                                                             ---------             --------            --------

Standardized measure:
 Beginning of year                                            $  14,882              $15,617             $ 37,887
 Sales, net of production costs                                  (7,861)              (5,521)              (6,792)
 Net change in prices and production costs                      207,538                  906              (17,591)
 Extensions, discoveries and improved recovery,
  net of future production and development costs                      -                  968                6,909
 Changes in estimated future development costs                   (1,283)                (469)              (1,593)
 Development costs incurred during the period                     6,515                4,120                1,752
 Revisions of quantity estimates                                104,777               (1,518)              (7,718)
 Accretion of discount                                            1,488                1,562                3,789
 Net change in income taxes                                           -                    -                    -
 Sales of reserves in-place                                     (13,313)                   -                    -
 Changes in production rates and other                         (149,134)                (783)              (1,026)
                                                              ---------              -------             --------
Standardized measure - end of year                            $ 163,609              $14,882             $ 15,617
                                                              =========              =======             ========

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and Subsidiaries (the "Company").

DISCUSSION OF YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

Revenues

The Company provides a broad range of technical and administrative services to energy companies, often through outsourcing arrangements. In addition, the Company provides development growth capital to independent oil and gas companies, engages in various hydrocarbon marketing and trading activities and receives revenue from interests it holds in oil and gas properties, most of which were acquired in conjunction with the Management Buyout.

The Company's service activities, which include accounting and finance, information technology, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for over 59% of revenues in 2000. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, fees for providing drilling rig crew services to third parties, certain hydrocarbon marketing activities, and consulting services as well as transaction fees received for arranging or advising clients on acquisitions, divestitures or financings. The Company also receives substantial fees related to oil and gas field operations and gas plant operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.

The Company's contracts for outsourcing and management services differ from contract to contract in how the Company is paid for its services. Certain contracts historically contain provisions whereby the Company is paid based upon the amount of book assets and operating cash flow of its clients. As of October 1, 1999 such contracts had all been terminated and replaced with new outsourcing agreements. Under the new agreements revenues are derived from a combination of fixed and variable fees related to the activities performed. As such, Service Fees may fluctuate from year to year based on the level of activity of the Company's clients and in particular the number and complexity of the clients' oil and gas properties. The Company expects to grow Service Fees in future years by adding additional outsourcing contracts with new clients and expanding the level of activities for existing clients.

Service Fees were $43.8 million in 2000, up 85.6% from the 1999 figure of $23.6 million primarily due to activities of Novistar, Inc. ("Novistar") and the acquisition of the Oracle Energy Upstream business from Oracle Corporation ("Oracle") (see Note 10 of the Notes to the Consolidated Financial Statements) and due to fees earned on providing drilling rig crew services to third parties. Service Fees totaled $23.6 million and $23.1 million in 1999 and 1998, respectively.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Operating fees totaled $10.7 million in 2000, down 18.9% from the 1999 figure of $13.2 million primarily due to a reduction in incentive fees received from clients. Operating fees totaled $13.2 million in 1999, up 55.3% from the 1998 figure of $8.5 million primarily due to the new Nuevo Energy ("Nuevo") contract effective 1999. Beginning in 1999, district operating expenses, which were previously reimbursed directly by Nuevo, are now the responsibility of the Company and are to be recovered out of the increased operating fees.

The Company's principal oil and gas properties relate to production payments obtained in conjunction with the Management Buyout in September 1996. The Company's major properties are coal-seam gas fields located in Alabama and Wyoming. The Company also holds interests in gas fields in Texas and Louisiana. Oil and gas revenues for 2000 were $16.0 million, up 18.5% from 1999 oil and gas revenues of $13.5 million. This increase is primarily attributable to favorable gas prices and the purchase of additional interests in a gas plant. This increase was partially offset by a decrease in production due to the sale of certain oil and gas properties during 2000 (see Note 10 of the Notes to Consolidated Financial Statements). Oil and gas revenues for 1999 were $13.5 million, down 10.6% from 1998 oil and gas revenues of $15.1 million. This decrease is mainly due to decreased production in the coal-seam gas fields in Alabama and Wyoming.

In 1997, the Company began to provide growth capital to oil and gas companies through Torch Energy Finance Fund LPI ("TEFF"), a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. TEFF was formed in September 1995, but its resources were expanded in July 1997, when the Company reached an agreement with the Bank of Montreal ("BMO") to provide additional capital for TEFF. The Company recorded interest income from parties financed by TEFF until 1999 when an impairment of the TEFF notes receivable was recorded. In 1999 and 1998, such revenues totaled $4.4 million and $1.8 million, respectively.

The Company also engages in various hydrocarbon marketing and trading activities. Revenues for these activities are recorded net of the cost of goods purchased for trading purposes. Net product marketing revenues increased to $3.8 million in 2000 from $1.6 million in 1999. Net product marketing revenues decreased to $1.6 million in 1999 from $4.4 million in 1998. The company's net product marketing revenues in 1999 includes a net loss of $1.1 million related to the adoption of mark to market accounting for trading activities.

From time to time, the Company has sold interests in various oil and gas properties and securities. In 2000, the Company sold its interest in certain oil and gas properties to third parties for a total of $25.3 million, generating a gain of $14.6 million. In September 2000, the Company sold its interest in a gas marketing company to a third party for $2.2 million generating a gain of $1.4 million.

Expenses

The Company includes in general and administrative expense all of the personnel and administrative costs of providing services to its clients pursuant to its outsourcing agreements, with the exception of field operating personnel, which are charged directly to the clients' operations. Because general and administrative expense includes the cost of

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

client service, the level of expense recorded by the Company from year to year is subject to variability related to client activity level.

General and administrative expenses totaled $66.4 million, $44.5 million and $39.0 million in 2000, 1999 and 1998, respectively.

Oil and gas operating expenses for 2000 totaled $7.4 million, down 7.5% from $8.0 million in 1999, which in turn was a 3.6% decrease from $8.3 million in 1998. Such decreases are mainly due to decreased production on the coal-seam gas field in Alabama. The average unit production cost per Mcfe in 2000 was $1.42 as compared to an average unit production cost per Mcfe in 1999 of $1.38. The average unit production cost per Mcfe in 1999 was $1.38 as compared to an average unit production cost per Mcfe in 1998 of $1.23.

Interest expense increased by 35.8% to $9.1 million in 2000 from $6.7 million in 1999. Such increase is primarily due to Novistar's note payable to Oracle and to additional draw-downs on the Company's credit facilities. Interest expense increased by 81.1% to $6.7 million in 1999, from $3.7 million in 1998. Such increase is primarily due to additional funds advanced to TEFF by the Bank of Montreal.

During 2000 and 1999, consistent with TEFF's notes payable terms, an impairment of the TEFF notes receivable balance of $.6 million and $4.3 million was recorded. No impairment was recorded in 1998.

Equity in Earnings of Affiliates and Investees

Equity in earnings of affiliates and investees consists of oil and gas partnership interests and other investments. The Company recorded equity losses of $2.0 million, $7.4 million, and $2.1 million for the years ended December 31, 2000, 1999, and 1998, respectively. The increase in equity losses in 2000 and 1999 is mainly due to the Company's anticipated inability to recover the underlying carrying value of the investments and the resulting writedowns of the investments of $1.6 million and $5.1 million, respectively.

Minority Interests

Effective November 1, 1996 Torch Energy Marketing, Inc. (TEMI), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acted as a manager and owned a 50% interest in this venture until May 2000 when the Company acquired the 50% interest it didn't own. As the Company effectively controlled the venture, the activities, prior to May 2000, are included in the financial statements with the unaffiliated parties interest reflected as minority interest.

Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company owned a 75% interest in TPC and the activities were included in the financial statements with the unaffiliated parties interest reflected as minority interest. In January 1999, the Company sold a 25% interest in TPC

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

resulting in the Company changing its investment in TPC to be accounted for under the equity method.

On February 18, 2000, Novistar acquired from Oracle the Oracle Energy Upstream business, which specializes in licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 19.9% interest in Novistar (see Note 10 of the Notes to the Consolidated Financial Statements). Activities for Novistar are consolidated in the Company's financial statements with Oracle's interest reflected as minority interest.

Net Income

The foregoing activities resulted in the following net income (loss) (amounts in thousands):

                                                            2000           1999            1998
                                                            ----           ----            ----
Income (Loss) before minority interest, income
taxes, and  cumulative effect of change in
accounting principles............................    $    (5,661)   $   (17,867)   $       (149)
Net income (loss)................................    $       975    $   (16,530)   $     (1,187)

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $3.2 million for the year ended December 31, 2000. Net cash used in operating activities was $20.7 million and $2.7 million for the years ended December 31, 1999 and 1998, respectively. In each of the years considered, operating cash flows were affected by significant changes in assets and liabilities due to the Company incurring costs, in the ordinary course of business, on behalf of its clients. The Company spent $12.0 million, $7.7 million and $6.5 million on investments in property and equipment in 2000, 1999, and 1998, respectively. During 2000, the Company sold its interest in certain oil and gas properties to third parties generating $25.3 million in cash. In September 2000, the Company sold its interest in a gas marketing company to a third party generating $2.2 million in cash (see Note 10 of the Notes to Consolidated Financial Statements).

Financing Activities

Until August 31, 1999, the Company maintained a $13 million credit facility (the "Credit Facility") with a bank. Interest accrued on indebtedness, at the Company's option, at the bank's prime rate if less than 50% of revolver borrowing base was outstanding, prime plus .25% if 50% or more, but less than 75% of revolver borrowing base was outstanding or prime plus .50% if 75% or more of revolver borrowing base was outstanding; or the 1 year London Interbank Offered Rate ("LIBOR") plus 1.5% if less than 50% of revolver borrowing base was outstanding, LIBOR plus 1.75% if 50% or more, but less than 75% of revolver borrowing base was outstanding or LIBOR plus 2% if 75% or more of revolver borrowing base was outstanding. The Credit Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Certain oil and gas properties, stock and fixed assets secured the Credit Facility. At December 31, 1998, there was no outstanding balance under the line of credit.

On August 31, 1999, the Company entered into a new $50 million credit facility (the "new Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate less .75% if less than 50% or more of the borrowing base is outstanding, prime less .375% if 50% or more of the borrowing base is outstanding; or the LIBOR rate. The new Credit Facility has a September 1, 2002 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the new Credit Facility. At December 31, 2000, there is no outstanding balance under the new Credit Facility and the borrowing base is set at $18.4 million.

On November 9, 2000, Novistar entered into a credit facility (the "Novistar Facility") with a bank. The Novistar Facility provides a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility has an interest rate of LIBOR plus 1.5% if less than $10.0 million is outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeds $10.0 million. The Novistar Facility matures on November 7, 2001 and is secured by or pledge of substantially all of the assets of Novistar. Additionally, the Company has guaranteed the outstanding balances of the Novistar Facility. At December 31, 2000, there is $17.5 million outstanding under the Novistar Facility. This amount has been classified as long-term since the Company has the ability and intent to refinance the $17.0 million on behalf of Novistar.

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the "TEFF Facility") with a bank. Until March 9, 2000, ordinary interest accrued on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% (9.5% at December 31, 1999) or LIBOR plus 2.0% (8.5% at December 31, 1999) if the loans outstanding are less than or equal to the portfolio base ($20.1 million at December 31, 1999); and at the bank's prime rate plus 5.5% (14.5% at December 31, 1999) or LIBOR plus 7.0% (13.5% at December 31, 1999) of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan will be repaid from cash flow from TEFF's underlying investments. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof, secure the TEFF Facility, which matures on December 31, 2003.
Effective March 9, 2000 TEFF amended the TEFF facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt can be drawn on the TEFF Facility. As the underlying investments are sold, the proceeds are distributed towards the outstanding principal balance of the loan. In November 2000, ARI was sold and the loan balance was reduced by $21.3 million. In addition, the March 9, 2000 amendment changed the interest rate to the bank's prime rate plus 1% (9.5% at December 31, 2000) or LIBOR plus 4% (6.0% at December 31, 2000) regardless of the portfolio basis ($20.1 million at December 31, 2000), and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments. At December 31, 2000 and 1999, the outstanding balances under the TEFF Facility were $20.2 million and $41.7 million, respectively, at a weighted average interest rate of 10.5% and 11.1%, respectively.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

On September 30, 1996, the Company recorded a $25.5 million Senior Subordinated Note payable to Torchmark as part of the purchase price for the Management Buyout. This note accrues interest at 9% per annum, payable semiannually, and the principal is due and payable on September 30, 2004.

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrues interest at 9% from February 18, 2000 to February 17, 2001, 10% from February 18, 2001 to February 17, 2002, 12% from February 18, 2002 to February 17, 2003, 15% from February 18, 2003 to February 17, 2004, and 17% from February 18, 2004 to February 17, 2005. Interest is payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of the Company, (b) a sale of all or substantially all of the assets of the Company, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, that results in the transfer of 50% or more of the outstanding voting power of the Company. As of December 31, 2000, $10.0 million was outstanding under this senior subordinated note payable.

On April 21, 2000, Torch Energy TM, Inc. ("TETM") entered into a Credit Agreement (the "Credit Agreement") with a bank to consider providing certain loans to, and issue certain letters of credit for the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit are issued under either the borrowing base sub-line, the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) to provide for letters of credit to secure suppliers of product, and (c) to fund payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM's purchase of product for resale. Interest accrues on letters of credit at a floating rate per annum equal to the base rate (the higher of .50% per annum above the latest Federal Funds Rate, or the prime rate) plus .50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. The Credit Agreement has a August 31, 2001 maturity date on letters of credit issued under the borrowing base sub-line and November 30, 2001 for letters of credit issued under the transactional sub-line. Collateral for the Credit Agreement consists of all assets of TETM. At December 31, 2000 there is an outstanding balance of $10.2 million in letters of credit.

SMGC has a $29 million bank loan due on October 31, 2001. This loan is guaranteed by the general partner of SMGC. TEMI has guaranteed the general partner that it will share proportionally (50%) if any payments are required by the general partner for repayment of SMGC's loan. The current financial position of SMGC may not enable it to repay the loan when due. SMGC is attempting to either renegotiate the terms of the loan or seek other financing options. The Company does not expect to incur any losses in connection with the required performance, if any, on the TEMI guaranty.

Financial Risk Management

The Company, through its subsidiaries offers price risk management services to energy-related businesses (natural gas and crude oil) through a variety of financial and other

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements.

In order to mitigate the risk associated with its price risk management services, the Company monitors and manages the inherent market risks through a variety of techniques including periodic reporting of the portfolio's value to senior management. The Company attempts to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements.

The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance.

The Company has major market risk exposure in the pricing applicable to its oil and gas production. The Company enters into financial derivative contracts for the purpose of hedging the impact of market fluctuations on its oil and gas production. Changes in the market value of these hedge transactions are deferred until the gain or loss is recognized on the hedged item.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Market Risk

Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company's major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas productions and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.

Effective January 1, 1999, the Company adopted mark to market accounting for contracts related to its price risk management services in accordance with the provisions of the Financial Accounting Standard Board's Emerging Issues Task Force Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities." In connection with this, the Company has elected to present the quantitative disclosures relative to market risk for option contracts in tabular form and all other financial derivative contracts using a sensitivity analysis.

The following tables present the notional amounts, the weighted average strike price, and the fair values by expected maturity dates for option contracts related to price risk management activities during the years ended December 31, 2000 and 1999 (amounts in thousands).

                                                             DECEMBER 31, 2000
                                ----------------------------------------------------------------------
                                      CONTRACT            WEIGHTED
                                      VOLUMES          AVERAGE PRICE       MATURITY       FAIR VALUE
                                      --------         -------------       --------       ----------

NATURAL GAS OPTIONS
   Held                               6.9 bcf               $3.66            2001          $ 5,704
                                      7.5 bcf                1.92            2002             (199)

   Written                            8.5 bcf               $3.39            2001          $12,149
                                      4.2 bcf                2.52            2002           (5,229)
- ------------------------------------------------------------------------------------------------------

CRUDE OIL OPTIONS

   Held                   2.3 million barrels              $26.28            2001          $ 1,591
                           .3 million barrels               21.53            2002               63

   Written                2.3 million barrels              $26.30            2001          $(1,591)
                           .3 million barrels               21.48            2002              (63)

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

                                                             DECEMBER 31, 1999
                                ----------------------------------------------------------------------
                                      CONTRACT            WEIGHTED
                                      VOLUMES          AVERAGE PRICE       MATURITY       FAIR VALUE
                                      --------         -------------       --------       ----------

NATURAL GAS OPTIONS
   Held                                       6.4 bcf       $1.81            2000            $ 128
                                              6.2 bcf        1.81            2001              157
                                              6.5 bcf        1.81            2002              (91)

   Written                                    1.6 bcf       $2.23            2000            $(468)
                                              1.6 bcf        2.22            2001             (555)
                                              3.2 bcf        2.49            2002               19
- ------------------------------------------------------------------------------------------------------

CRUDE OIL OPTIONS
   Held                            .9 million barrels      $20.53            2000             $(13)
                                   .5 million barrels       18.79            2001               (7)

   Written                         .9 million barrels      $20.53            2000             $(13)
                                   .5 million barrels       18.79            2001               (7)

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

The following tables present the hypothetical changes in fair values of outstanding swap agreements at December 31, 2000 and 1999 based on a 10% favorable and adverse change in quoted market prices (amounts in thousands)

                                                                          DECEMBER 31, 2000
                                     -------------------------------------------------------------------------------------------
                                                                    CHANGE IN FAIR VALUE              CHANGE IN FAIR VALUE FROM
                                                                      FROM 10% ADVERSE                      10% FAVORABLE
                                         FAIR VALUE                     PRICE CHANGE                        PRICE CHANGE
                                     -------------------         ---------------------------         ---------------------------

NATURAL GAS SWAPS
   Trading                                  $ 536                           $(401)                             $  670

CRUDE OIL SWAPS
   Trading                                  $  41                           $  39                              $   43

                                                                          DECEMBER 31, 1999
                                     --------------------------------------------------------------------------------------------
                                                                     CHANGE IN FAIR VALUE              CHANGE IN FAIR VALUE FROM
                                                                       FROM 10% ADVERSE                      10% FAVORABLE
                                          FAIR VALUE                     PRICE CHANGE                        PRICE CHANGE
                                     --------------------         ---------------------------         ---------------------------
NATURAL GAS SWAPS

   Trading                                  $(279)                          $(140)                             $  140
   Non-trading                                968                           $ 892                                (892)

CRUDE OIL SWAPS
   Trading                                  $  71                           $ (66)                             $   73
   Non-trading                                ---                             ---                                 ---

The market prices used to calculate the fair value reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors at December 31, 2000 and 1999. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under market conditions at December 31, 2000 and 1999.

The Company also holds certain equity securities that expose the Company to price risk associated with equity security markets. These securities are carried at their fair value of $1,575 at December 31, 2000. An immediate decrease in the market prices of these securities of 10% would result in a fair value of approximately $1,417.

Interest Rate Risk - The Company's exposure to changes in interest rates primarily results from short term changes in the LIBOR rates. A 10% increase in the floating LIBOR rates would have the effect of increasing interest costs to the Company by $.4 million per year.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Outlook

The Company has adopted a $2.1 million capital budget for the year ending December 31, 2001 primarily for information technology costs. The Company believes its working capital and cash flows from operating activities will be sufficient to meet these capital commitments.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes standards of accounting for and disclosures of derivative instruments and hedging activities. This statement is effective for fiscal years beginning after June 15, 2000 and will be adopted by the Company in year 2001. The Company has not yet determined the impact of this statement on the Company's financial condition or results of operations.